Exhibit 10.60

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated July 1, 2017 is by and between Kevin Trosian (“Consultant”) and Global Eagle Entertainment Inc., a Delaware corporation (the “Company”).

RECITALS

A. Consultant previously served as SVP, Corporate Development & Investor Relations of the Company.

B. On May 24, 2017, Consultant and the Company entered into a Transition Agreement and General Release (the “Transition Agreement”), with Consultant’s employment with the Company to end on June 30, 2017 (the “Separation Date”).

C. The Company wishes to retain Consultant as an independent contractor to perform services requested by the Company after the Separation Date, and Consultant wishes to perform the services requested by Company, with the work to be performed and the parties’ agreement to be governed by the following terms and conditions.

AGREEMENT

NOW, THEREFORE, each of the parties hereto, intending to be legally bound, agrees as follows:

1.	Engagement; Term.

The Company hereby engages Consultant and Consultant hereby agrees to serve as a consultant to the Company, reporting to the Chief Executive Officer. In such capacity, Consultant shall continue to support the Investor Relations function on an interim basis, transition the Investor Relations function to a successor Head of Investor Relations and provide the Company with additional advisory and consulting services as are reasonably requested from time to time by the Company (the “Services”), and shall provide the Services primarily out of the Company’s Los Angeles headquarters but shall travel as reasonably requested by the Company for purposes of rendering the Services. Consultant shall make himself available to Company personnel upon request. Consultant shall dedicate 100% of his working hours to providing Services to the Company during the Term (as defined below). Consultant shall not have any authority to bind or obligate the Company with respect to third parties in any matter whatsoever, and shall not hold himself out as an employee of the Company in rendering the Services. The period during which Consultant shall provide the Services shall begin on the day following the Separation Date and end on August 31, 2017 (“Initial Term”) and shall automatically renew for successive one-month period(s) thereafter (“Renewal Term(s)”), unless earlier terminated in accordance with the following sentence (such Initial Term and any Renewal Term(s), as and if so earlier terminated, the “Term”). The Company may earlier terminate this Agreement during any Renewal Term(s) for any reason and at any time upon 10 days’ prior written notice to Consultant.

2.	Compensation and Expense Reimbursement.

In sole consideration for the Services, Consultant shall be paid a fee at a rate of $25,000.00 per month, in arrears each month (and due and payable within five days following each month end), over the Term (the “Compensation”) (prorated for any partial month of Services). In addition, the Company will reimburse Consultant for any reasonable and documented out-of-pocket travel and out-of-town lodging expenses that Consultant properly incurs in the performance of the Services, subject to Consultant’s compliance with the Company’s expense reimbursement policies; provided that Consultant must submit a notice to the Company and receive prior written approval from the Company for any such expenses expected to exceed $250 individually or $500 in the aggregate.

3.	Representations and Warranties.

Consultant represents and warrants to the Company that (i) Consultant has no obligations, and during the Term will not have any obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) the performance of the Services does not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party and (iii) Consultant has not entered into and during the Term will not enter into any agreement (whether oral or written) in conflict with this Agreement. Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys’ fees, arising out of or relating to a breach by Consultant of the foregoing representations. The foregoing indemnification shall survive the termination, for any reason, of this Agreement.

4.	Independent Contractor Status.

Consultant shall perform the Services as an independent contractor performing “work for hire”, not as an agent or employee of the Company. Consultant shall not be entitled to any benefits or compensation from the Company for the Services except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of the Company, including any health, welfare or severance benefits that Consultant would be entitled to as an employee of the Company, under his employment agreement with the Company or any other Company plan or program (including under the Company’s Change in Control and Severance Plan for Senior Management), except that Consultant shall be entitled to continuation of health and welfare benefits as required under the Transition Agreement. Consultant acknowledges and agrees that it shall be Consultant’s sole obligation to report as self-employment income all compensation received by Consultant from the Company for the Services. Consultant agrees to fully indemnify the Company and hold it harmless from any payment imposed on the Company in connection with any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payment made to Consultant by the Company for the Services.

5.	Confidential Information.

(a) “Confidential Information” shall mean: (i) any confidential, non-public, or proprietary information concerning the business, operations or assets of the Company, its affiliates, shareholders, employees, investors, vendors and customers, other than Excluded Information (as defined below), that has been or in the future is disclosed to Consultant (A) in writing, including, without limitation, as graphics or visual material, (B) in electronic form, (C) by providing access (e.g., to a database or computer system), or (D) orally; and (ii) any information which may be developed or created from such information, including, without limitation, all copies, notes, summaries, reports, analyses and other material or data generated by from any such information.

(b) Confidential Information shall not include information that: (i) is or becomes publicly available other than as a result of acts by Consultant in breach of this Agreement; (ii) was disclosed to Consultant by a third party prior to the commencement of the Term which Consultant has no reason to believe was bound by a confidentiality obligation; or (iii) is approved for public release by the Company in writing. Any such Confidential Information described in this Section 5(b) shall constitute “Excluded Information.”

(c) Consultant shall use the Confidential Information solely for the purpose of providing the Services. Consultant shall keep the Confidential Information confidential, shall not disclose to any person any of the Confidential Information in any manner whatsoever, and use the same care and discretion to avoid disclosure, publication, use or dissemination of the Confidential Information as Consultant uses with his own similar information that Consultant does not wish to disclose, publish, or disseminate, but in no case will Consultant use less than reasonable care and discretion; provided that (i) Consultant may make any disclosure of information contained in the Confidential Information to which the Company gives its prior written consent and (ii) Consultant may make any disclosure permitted by Section 5(e) hereof. The term “person” as used in this Agreement shall be broadly interpreted to include the media and any corporation, limited liability company, partnership, group, individual or other entity.

(d) Promptly upon the written request of the Company, but in any event promptly upon termination of the Services, Consultant shall return to the Company all Confidential Information. All notes, summaries, reports, analyses and other material or data generated by Consultant from, or containing or reflecting any Confidential Information shall be returned to the Company, and Consultant shall certify to the Company in writing as to the completeness of the same.

(e) Nothing in this Agreement shall prohibit or impede Consultant from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that such communications and disclosures are consistent with applicable law. Consultant understands and acknowledges that (i) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Consultant is not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this Section 5(e) or under applicable law, under no circumstance is Consultant authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work-product privilege, or the Company’s trade secrets, without the prior written consent of the Company.

(f) In order to preserve and protect the Company’s Confidential Information, Consultant hereby agrees as follows:

(i) During the Term and thereafter until the first (1st) anniversary of the termination of the Term, Consultant will not, either acting jointly or individually, induce or attempt to induce any employee of the Company or any of its affiliates to leave such entity’s employ or in any way interfere with the relationship between the Company or its affiliates or successors and any of their employees.

(ii) The Company would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 5(f). In the event of an alleged or threatened breach by

Consultant of any of the provisions of this Section 5(f), the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the time periods described above will be tolled with respect to Consultant until such alleged breach or violation is resolved. Consultant agrees that the restrictions in this Section 5(f) are reasonable protections under the circumstances of this Agreement, including the payment of the Compensation set forth herein. If, at the time of enforcement of any of the provisions of this Section 5(f), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, Consultant agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

(g) Consultant’s confidentiality obligations in this Section 5 are in addition to, and not in lieu of, any other such contractual, legal, fiduciary or restrictive-covenant obligations by which Consultant was bound during his employment with the Company or entered into in respect of the termination thereof, including, without limitation, those obligations set forth in the Transition Agreement and the Employee Statement & Agreements Regarding Confidentiality, Proprietary Information and Invention Assignment dated May 27, 2014 between Consultant and the Company (the “Restrictive Covenant Agreement”). Consultant’s obligations in the Restrictive Covenant Agreement and the Transition Agreement shall survive in accordance with their terms.

6.	Securities Laws.

Consultant acknowledges and agrees that the Confidential Information includes material non-public information governed by U.S. federal and state securities laws, and as such that he will not, during and after the Term, (A) purchase or sell securities of the Company on the basis of such material non-public information or (B) communicate such material non-public information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, in each instance until the Confidential Information is or becomes part of the public knowledge other than as a result of Consultant’s breach of this Agreement or of his confidentiality obligations to the Company.

7.	Cooperation in Litigation.

Consultant shall: (i) provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, and other proceedings or claims involving the Company (“Company Litigation”); (ii) make himself available to the Company on reasonable notice and without the need for issuance of any subpoena or similar process to testify in any Company Litigation; and (iii) if required by legal process to provide sworn testimony in any Company Litigation, consult with and permit Company-designated legal counsel to be present for such testimony, the costs of such designated counsel to be solely the responsibility of the Company. If sworn testimony of Consultant is required by legal process in any Company Litigation, Consultant shall confine his testimony to items about which he has knowledge, rather than speculation or opinion testimony, unless otherwise directed by legal process or as otherwise required by law. The obligations of Consultant under this Section 7 shall (A) to the extent they relate to periods after the Term, be subject to mutually agreed reasonable compensation for time spent by Consultant for which he is not otherwise compensated by the Company or any third party, and (B) to the extent that they relate to periods during the Term, will be provided without charge, except for out-of-pocket expenses (which are subject to the requirements of Section 2 hereof).

8.	General.

(a) This Agreement constitutes the full and entire understanding and agreement between the parties about or relating to post-employment-termination consulting and advisory services engagement of Consultant and fully supersedes any and all prior agreements, communications or understandings between the parties, whether written or oral, relating thereto. This Agreement may be amended or waived only by a written instrument executed by both parties.

(b) No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement or operate as a waiver of any breach.

(c) Consultant shall not assign or delegate his rights or duties to a third party. The Services are of a personal nature, and only Consultant may provide them. Consultant may not engage any other third person to assist him in the provision thereof.

(d) All notices and requests required or authorized hereunder shall be given in writing by personal delivery to the party to whom notice is to be given, or sent by registered mail or recognized overnight courier and its address set forth below the party’s signature below or by facsimile (if electronically confirmed).

(e) If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction, (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, and (iii) the parties shall endeavor, in good faith negotiations, to replace the invalid or unenforceable provisions with valid and enforceable provisions, the economic effect of which come as close as possible to that of the invalid or unenforceable provisions.

(f) Subject to Section 8(c) hereof, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. This Agreement does not create any rights, claims or benefits inuring to any person or entity that is not a party hereto nor create or establish any third party beneficiary hereto.

(g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

(h) The parties hereto have participated jointly in the negotiation and drafting of the Agreement, and Consultant acknowledges that he has been represented by counsel of his choosing in connection therewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.	Governing Law; Arbitration.

(a) This Agreement shall be governed by the laws of the State of California applicable to contracts entered into in, and to be performed wholly within, the State of California.

(b) Any dispute, controversy or claim arising out of or connected with this Agreement, its interpretation or the breach thereof, including the arbitrability of such dispute, controversy or claim, shall be settled by final and binding arbitration in front of a single arbitrator venued in the County of Los Angeles, California, in accordance with the rules governing the resolution of employment disputes of the American

Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof; provided, that nothing herein shall be construed to prohibit the Company or Consultant from seeking in any court of competent jurisdiction any injunctive relief to which it is entitled hereunder.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CONSULTANT:

Kevin Trosian

Signature: /s/ Kevin Trosian

Address:
c/o Global Eagle Entertainment Inc.
6100 Center Drive, Suite 1020
Los Angeles, CA 90045

THE COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC.

BY: /s/ Stephen Ballas
Name: Stephen Ballas
Title: General Counsel

Address:
c/o Global Eagle Entertainment Inc.
6100 Center Drive, Suite 1020
Los Angeles, CA 90045